Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores, Inc. Announces Fiscal 2010 Guidance;

Raises Fiscal 2009 Guidance

JACKSONVILLE, Fla. (July 21, 2009) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today announced its financial guidance for its fiscal year ending June 30, 2010. In addition, the Company raised its previously issued Adjusted EBITDA guidance for fiscal 2009. Actual results for the fiscal year will be reported on or about August 24, 2009, in the Company’s filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”).

Fiscal 2010 Guidance

The Company expects Adjusted EBITDA for fiscal 2010 to be in the range of $170 to $180 million. This range is based on the Company’s current expectation that:

•	Identical store sales for fiscal 2010 will be in the range of 1% to 2%

•	Gross margin is expected to be slightly higher than fiscal 2009

•	Full-year LIFO charge is expected to be approximately $10 million

Capital expenditures in fiscal 2010 are expected to be approximately $220 million, with the Company’s 75 planned store remodels accounting for approximately $130 million. The additional $90 million is for retail store maintenance, IT systems, back-up generators, new stores and logistics. The Company anticipates no borrowings under its credit facility in fiscal 2010.

Winn-Dixie Chairman, CEO, and President, Peter Lynch, said, “We continue to make excellent progress with our strategic initiatives and expect another good year in fiscal 2010. We are improving our competitive position through our store remodel program, executing targeted merchandising and marketing activities, and providing better customer service throughout the chain. In addition, we remain focused on managing our cost structure while maximizing the impact of our capital investments. We enter fiscal 2010 as a stronger company, and I am very optimistic about our future success.”

Fiscal 2009 Guidance Raised

The Company now expects Adjusted EBITDA for fiscal 2009 to be approximately $164 million, exceeding the high-end of its previous guidance of $152 million, due primarily to a higher gross profit margin achieved in the fourth quarter and a reduction in its estimated annual LIFO charge to $15 million from its previous estimate of $19 million.

The Company’s updated Adjusted EBITDA guidance for fiscal 2009 of $164 million would represent an increase of approximately $62 million compared to the prior year, driven primarily by higher sales and gross profit margin, and it includes $4.4 million due to both the positive sales impact from Hurricanes Gustav and Ike and tropical storm Fay and federal assistance monies provided to the impacted communities.

The Company expects to report net sales for fiscal 2009 of approximately $7.4 billion, an increase of approximately $86 million compared to the prior fiscal year, with identical stores sales from continuing operations up 1.2% compared to the prior fiscal year. Gross margin is expected to be approximately 28.5%.

As of June 24, 2009, Winn-Dixie had approximately $662 million of liquidity, comprised of $479 million of borrowing availability under its credit agreement and $183 million of cash and cash equivalents. Total capital expenditures for fiscal 2009 were approximately $220 million.

Store Remodeling Program

Winn-Dixie continued to make progress with the store remodeling program it commenced in the second half of fiscal 2007. The Company is on track to remodel roughly half of its stores by the end of fiscal 2010 and substantially all of its stores by the end of fiscal 2013.

On July 15, 2009, the Company announced that it had completed remodels and upgrades on 51 of its Winn-Dixie stores in the Jacksonville area, comprising locations in North Florida and South Georgia, as part of its Phase II store remodel program. In Phase II, the Company will primarily employ a market-by-market strategy and plans to remodel all of its stores in a Winn-Dixie market before moving on. This approach will help the Company target its advertising efforts and leverage its brand more effectively.

As of the end of fiscal 2009, the Company had completed 170 store remodels, 73 of which were still within their first year of operation. Of the 73 first-year store remodels, 47 are considered by the Company to be offensive remodels. For fiscal 2009, those 47 stores had a 10.3% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase. The sales increase resulted from increases in transaction count and basket size of 5.6% and 4.5%, respectively.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 515 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

The SEC has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedule of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2008, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

Reconciliation of Net Income to Adjusted EBITDA

	Fiscal 2009	Fiscal 2010 Guidance Range
	Guidance	Low - End	High - End
Dollar amounts in millions

Identical Store Sales	1.2%	1.0%	2.0%

Net income (A)	$40	$14	$19
Adjustments to reconcile net income to EBITDA:
Income tax expense	36	12	17
Depreciation and amortization	100	114	114
Favorable and unfavorable leases amortization, net	3	3	3
Interest expense, net	5	7	7

EBITDA	184	150	160

Adjustments to reconcile EBITDA to Adjusted EBITDA:
Share-based compensation	15	19	19
Post-emergence bankruptcy-related professional fees	2	1	1
Gain on insurance settlement	(22)	0	0
Self-insurance reserve adjustment	(18)	0	0
Impairment charges	6	0	0
VISA / MasterCard settlement	(3)	0	0

Adjusted EBITDA	$164	$170	$180

(A)

Net income guidance for fiscal 2009, includes a gain of $22 million ($14 million net of tax) from the resolution of the Company’s insurance claim related to fiscal 2006 hurricanes, and a benefit of $18 million ($11 million net of tax) from an adjustment in the Company’s prior years’ self-insurance reserves.